SUBSTITUTION AGREEMENT
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         THIS AGREEMENT (this "Agreement"), made this 27th day of February,
1998, by and among PHOENIX REALTY SECURITIES, INC. ("Advisor"), DUFF & PHELPS INVESTMENT MANAGEMENT CO. ("DPIM"), and THE PHOENIX EDGE SERIES FUND ("Fund").

                                    Recitals:
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         The Fund and Advisor are parties to a certain Investment Advisory
Agreement effective as of May 1, 1995 (the "Advisory Agreement") wherein Assignor serves as investment advisor to the Phoenix Real Estate Securities Series (the "Series"). Effective as of March 2, 1998, Advisor wishes to substitute DPIM as advisor to the Series.

         Advisor and DAMI represent to the Fund and its trustees that: (a) advisory and other personnel currently servicing the Series will not change as a result of the substitution; (b) DPIM will use the same investment process with respect to the Series as was used by the Advisor, (c) the substitution will not result in a change of control or management within the meaning of Rule 2a-6 of the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended.

         NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows.

1. Effective as of March 2, 1998, DPIM hereby assumes all of Advisor's rights, responsibilities and interests under the Advisory Agreement for the remainder of the term thereof, subject to the terms, covenants and conditions of therein stated.

2. The Fund executes this Agreement for the purpose of evidencing its consent to (and hereby waiving any termination rights with respect to) the herein described substitution of the Advisory Agreement.

         IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals as of the date first written above.


                             PHOENIX REALTY SECURITIES, INC.

                             Name: /s/ John H. Beers
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                             Title: John H. Beers, Vice President and Secretary
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                             DUFF & PHELPS INVESTMENT MANAGEMENT CO.

                             Name:  /s/ Thomas N. Steenburg
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                             Title: Thomas N. Steenburg, Vice President
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                             Agreed and consented to:
                             THE PHOENIX EDGE SERIES FUND

                             Name:  /s/ James D. Wehr
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                             Title: James D. Wehr, Senior Vice President
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